EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Frozen Food Express Industries, Inc.
Announces Fourth Quarter and 2009 Year End Results

DALLAS, February 24, 2010 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq:FFEX) today announced its financial and operating results for the quarter and year ended December 31, 2009.  Highlights for the year include:

•	Total revenues of $373.1 million
•	Operating expenses of $398.0 million, a reduction of $90.5 million from 2008 due to several cost reduction initiatives in response to an extremely challenging economic environment in 2009.
•	Steady focus on cost control which resulted in an operating ratio improvement of 2.7% in the second half of the year versus the first half of the year; 105.3% versus 108.0%
•	No debt outstanding and cash on hand of $3.7 million

For the year ended December 31, 2009, revenues declined $117.5 million or 24% from 2008.  Net of fuel surcharges, revenue decreased $53.2 million or 14% from $381.4 million last year to $328.2 million in 2009.  The net loss for the year was $16.4 million compared to a net income of $605,000 in 2008 as the Company battled a difficult operating environment due to the severe economic downturn in the United States.  On a per share basis, the loss equates to ($0.96) per diluted share in 2009 compared to a net income of $0.04 per diluted share in 2008.

For the fourth quarter, revenue excluding fuel surcharges decreased 15.7% to $78.6 million from $93.3 million in the fourth quarter of 2008. Total revenue for the quarter declined 18.6% to $91.4 million from $112.3 million in 2008.  The net loss increased by $2.4 million to $2.6 million or $0.15 per diluted share from a loss of $0.2 million or $0.01 per diluted share in the fourth quarter of the previous year.

Stoney M. (“Mit”) Stubbs, Chairman and Chief Executive Officer commented: “We are disappointed in the operating results for the year, but given the economic conditions of 2009, which impacted virtually every industry, we are proud that our employees maintained their focus in providing exemplary service to our customers.  Our management team succeeded, under difficult conditions, in adjusting our infrastructure to match the needs of shippers, while staying the course with initiatives that will improve our service product for years to come.  We aggressively managed our working capital which allowed us to generate a positive cash flow for the year and remain debt free.  The transportation industry is under extreme pricing pressure.  This pressure, and its impact on operating margins, was a key contributor to our operating losses.  In 2010, it is essential that we work with our customers to find an acceptable pricing level that will allow us an appropriate return on our service commitment to them.”

Reflective of the tough pricing environment, our truckload revenue per loaded mile dropped to $1.40 in 2009 compared to $1.45 per loaded mile in 2008.  Consistent with this decline, our LTL operation experienced a 2.1% decline in linehaul revenue per hundredweight to $14.31 in 2009 from $14.61 in 2008.

Total operating expenses for the year declined $90.5 million or 18.5% on a revenue decline of 24.0%, while operating expenses for the quarter dropped 13.9% on a revenue decrease of 18.6%.  To accomplish the reduction in operating expenses, the Company initiated a comprehensive cost cutting initiative that resulted in a reduction of non-driver headcount by 20.2%.  For the year, operating expenses decreased at a lower rate than revenue primarily due to higher claims and insurance costs, partially offset by decreases in fuel and purchased transportation.  Fuel decreased 41.8% to $62.7 million from $107.7 million in 2008 and decreased 13.5% to $16.4 million in the fourth quarter of 2009 from $19.0 million in the fourth quarter of 2008.  Purchased transportation decreased 30.9% to $81.4 million in 2009 from $117.8 million in the previous year and decreased 20.4% to $19.6 million in the fourth quarter of 2009 from $24.6 million in the fourth quarter of the prior year.

Notwithstanding the poor results and continuing economic and industry struggles, the Company continues to be in a strong cash position with no borrowings outstanding under its revolving credit agreement as of the end of year. For 2009, the Company generated cash flows from operations of $12.0 million. At December 31, 2009 the Company had $3.7 million in cash and cash equivalents, $89.7 million in shareholders' equity and no outstanding debt.

Mr. Stubbs concluded, "While the current business conditions are the worst we have seen, we are continuing our focus on providing an excellent service product and working with our customers to find a beneficial pricing structure.  We continue to be diligent in cost containment and maintaining efficient utilization of our assets. The management team is dedicated to managing our cash position closely and ensuring we have adequate liquidity to maintain our business.  I thank our entire team for doing an outstanding job in such challenging times and know we will be well positioned in the future based on our commitment to providing exceptional service and shipping capacity to our customers.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

 Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31,

	(in thousands, except per-share amounts)
	Three Months		Twelve Months
	2009	2008	2009	2008
Revenue	$91,449	$112,330	$373,051	$490,536
Operating expenses
Salaries, wages and related expenses	28,026	32,097	122,141	128,621
Purchased transportation	19,611	24,633	81,363	117,774
Fuel	16,404	18,960	62,655	107,654
Supplies and maintenance	11,473	13,667	47,347	53,531
Revenue equipment rent	9,335	9,722	38,721	35,456
Depreciation	4,254	4,668	17,550	18,851
Communications and utilities	1,247	1,262	5,145	4,898
Claims and insurance	4,371	4,674	15,305	13,675
Operating taxes and licenses	992	1,003	4,648	4,434
Gain on sale of property and equipment	(61)	(257)	(136)	(1,353)
Miscellaneous	858	1,707	3,225	4,941
Total operating expenses	96,510	112,136	397,964	488,482
Income (loss) from operations	(5,061)	194	(24,913)	2,054

Interest and other (income) expense
Interest income	(1)	(7)	(6)	(72)
Interest expense	21	31	30	140
Equity in earnings of limited partnership	(267)	(366)	(739)	(877)
Life insurance and other	106	(276)	697	(384)
Total interest and other income	(141)	(618)	(18)	(1,193)
Pre-tax income (loss)	(4,920)	812	(24,895)	3,247
Income tax (benefit) expense	(2,354)	1,013	(8,480)	2,642
Net income (loss)	$(2,566)	$(201)	$(16,415)	$605

Net income (loss) per share of common stock
Basic	$(0.15)	$(0.01)	$(0.96)	$0.04
Diluted	$(0.15)	$(0.01)	$(0.96)	$0.04
Weighted average shares outstanding
Basic	17,114	16,761	17,080	16,715
Diluted	17,114	16,761	17,080	16,997
Dividends declared per common share	$-	$0.03	$0.03	$0.12

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three and Twelve Months Ended December 31,
	Three Months		Twelve Months
Revenue from	2009	2008	2009	2008
Temperature-controlled fleet	$32,797	$36,643	$136,427	$145,497
Dry-freight fleet	10,002	15,745	50,807	68,851
Total truckload linehaul services	42,799	52,387	187,234	214,348
Dedicated fleets	4,737	6,081	19,707	24,609
Total truckload	47,536	58,468	206,941	238,957
Less-than-truckload linehaul services	27,949	31,144	109,054	124,092
Fuel surcharges	12,811	19,020	44,876	109,144
Brokerage	1,851	2,512	7,266	13,142
Equipment rental	1,302	1,186	4,914	5,202
Total revenue	91,449	112,330	373,051	490,536

Operating expenses	96,510	112,136	397,964	488,482
Income (loss) from freight operations	$(5,061)	$194	$(24,913)	$2,054
Operating ratio	105.5%	99.8%	106.7%	99.6%

Total truckload revenue	$47,536	$58,468	$206,941	$238,957
Less-than-truckload linehaul revenue	27,949	31,144	109,054	124,092
Total linehaul and dedicated fleet revenue	$75,485	$89,612	$315,995	$363,049

Weekly average trucks in service	1,824	2,020	1,937	2,027
Revenue per truck per week	$3,149	$3,375	$3,129	$3,426
Statistical and revenue data :
Truckload
Total linehaul miles (a)	33,785	39,565	149,412	162,689
Loaded miles (a)	29,916	36,036	133,956	148,025
Empty mile ratio (b)	11.5%	8.9%	10.3%	9.0%
Linehaul revenue per total mile (c)	$1.27	$1.32	$1.25	$1.32
Linehaul revenue per loaded mile (d)	$1.43	$1.45	$1.40	$1.45
Linehaul shipments (a)	36.8	37.6	154.3	152.7
Loaded miles per shipment (e)	812	958	868	969
Less-than-truckload
Hundredweight (a)	1,988	2,095	7,619	8,492
Shipments (a)	62.9	67.6	247	273.0
Linehaul revenue per hundredweight (f)	$14.06	$14.87	$14.31	$14.61
Linehaul revenue per shipment (g)	445	461	442	455
Average weight per shipment (h)	3,163	3,099	3,086	3,111

Tractors in service as of December 31			1,943	2,029
Trailers in service as of December 31			3,786	4,182
Non-driver employees as of December 31			682	855

Computational notes:
(a)	In thousands.
(b)	Total truckload linehaul miles less truckload loaded miles divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of LTL shipments.

Frozen Food Express Industries, Inc. and Subsidiaries Consolidated Balance Sheets December 31, (in thousands)
Assets	2009	2008
Current assets
Cash and cash equivalents	$3,667	$1,308
Accounts receivable, net	41,318	52,749
Tires on equipment in use, net	5,592	5,425
Deferred income taxes	1,532	2,666
Property held for sale	1,019	-
Other current assets	12,706	10,822
Total current assets	65,834	72,970

Property and equipment, net	74,845	83,394
Other assets	5,121	5,822
Total assets	$145,800	$162,186

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,773	$21,148
Insurance and claims accruals	10,119	7,736
Accrued payroll and deferred compensation	3,837	4,396
Accrued liabilities	1,953	1,760
Total current liabilities	39,682	35,040

Deferred income taxes	9,009	14,235
Insurance and claims accruals	7,374	6,460
Total liabilities	56,065	55,735

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued and outstanding	27,858	27,858
Additional paid-in capital	2,923	5,412
Retained earnings	70,172	87,103
	100,953	120,373
Treasury stock (1,477 and 1,813 shares), at cost	(11,218)	(13,922)
Total shareholders’ equity	89,735	106,451
Total liabilities and shareholders’ equity	$145,800	$162,186

Contacts:
Frozen Food Express Industries, Inc.
      Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
              Russell Stubbs, President
              John Hickerson, EVP and COO
              John McManama, VP and Interim CFO
              (214) 630-8090
              ir@ffex.net